UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 5, 2012
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2012, EMCORE Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Suncore Photovoltaic Technology Co, Ltd. (“Suncore Technology”). Suncore Technology is a wholly-owned subsidiary of Suncore Photovoltaic Co., Ltd., a joint venture owned 40% by the Company and 60% by San'An Optoelectronics Co., Ltd. Pursuant to the Purchase Agreement, the Company has agreed to sell substantially all of the assets used in its terrestrial concentrating photovoltaics (“CPV”) product line (the “Purchased Assets”) to a subsidiary of Suncore Technology (the “Purchaser”), and the Purchaser has agreed to assume all liabilities associated with the Purchased Assets following the closing (the “Transaction”). The Purchased Assets include fixed assets, inventory, and intellectual property used within the CPV product line.

The closing of the Transaction is subject to various conditions, including the receipt of any applicable governmental approvals necessary for Suncore Technology to set up a U.S. subsidiary and the execution of a transition services agreement between the parties. Each of the parties has agreed to indemnify the other for breaches of representations, warranties, or covenants made in the Purchase Agreement. The Purchase Agreement includes customary representations, warranties and covenants by the respective parties. EMCORE has agreed to indemnify Suncore Technology for liabilities arising out of the ownership or operation of the Purchased Assets prior to the closing date, and Suncore Technology has agreed to indemnify EMCORE for liabilities arising out of the ownership or operation of the Purchase Assets as of and subsequent to the closing date.

Under the terms of the Purchase Agreement, the Purchaser agreed to assume all liabilities associated with the Purchased Assets following the closing of the Transaction. The closing of the Transaction is expected to occur not later than November 4, 2012.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its annual report on Form 10-k for the period ended September 30, 2012.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On August 6, 2012, the executive management of EMCORE corporation (“EMCORE” or the “Company”) reviewed with the Company's Board of Directors (the “Board”), the Company's recent cost reduction and business realignment initiatives, including additional management realignment. In furtherance of those initiatives, Mr. Reuben F. Richards, Jr. proposed to the Board to step-down from his position as the Company's Executive Chairman and all other positions he holds as an officer or employee of the Company and its affiliates, effective as of September 30, 2012. Mr. Richards will remain as Chairman of the Board and a member of the Board.

EMCORE entered into a separation agreement and general release, dated August 6, 2012 (the “Separation Agreement”), with Mr. Richards. The Separation Agreement includes mutual releases by Mr. Richards and the Company of all claims related to Mr. Richards' employment and service relationship with, and termination of employment and service from, the Company. Under the terms of the Separation Agreement, Mr. Richards acknowledged and agreed that the restrictive covenants contained in his employment agreement would remain in full force and effect. Mr. Richards has the unilateral right to revoke the Separation Agreement by providing written notice to the Company on or before August 13, 2012.

The Separation Agreement also provides the following:

•	The Company will continue to pay Mr. Richards his current base salary of $450,445 per annum for a period of 88 weeks, commencing on October 1, 2012.

•	All of the outstanding equity awards Mr. Richards' has been granted under the Company's various equity award plans will immediately vest as of the Separation Date.

A copy of the Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Additionally, on August 6, 2012, the Company announced that, in connection with the sale of CPV assets described under Item 1.01above, upon consummation of the asset sale, Dr. Charlie Wang, the Company's Executive Vice President, China Operations, will resign his position with the Company and thereafter will be employed by the Company's joint venture, Suncore Photovoltaic Co., Ltd.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 6, 2012, the Board of Directors amended the Company's By-Laws to eliminate the position of Executive Chairman and to provide for the election of the Chairman of the Board by the members of the Board of Directors. A complete copy of the Amended and Restated By-Laws of EMCORE Corporation reflecting such changes is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 6, 2012, the Company issued a press release announcing that the Company had entered into the Purchase Agreement as described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On August 7, 2012, the Company issued a press release announcing that Mr. Richards would be stepping down as Executive Chairman, as described under Item 5.02 above. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information furnished pursuant to this Item 7.01 and the accompanying Exhibit 99.1 and Exhibit 99.2 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description

3.1	Amended and Restated By-Laws of EMCORE Corporation
10.1	Separation Agreement and General Release, dated August 6, 2012, between Mr. Reuben F. Richards, Jr. and EMCORE Corporation
99.1	Press Release, dated August 6, 2012, issued by the Company
99.2	Press Release, dated August 7, 2012, issued by the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: August 9, 2012	By: /s/ Mark B. Weinswig Name: Mark B. Weinswig Title: Chief Financial Officer